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                                  EXHIBIT 99.4

                             SILKNET SOFTWARE, INC.

                           EMPLOYEE STOCK OPTION PLAN

         THIS EMPLOYEE STOCK OPTION PLAN (this "PLAN"), dated August 8, 1995 (the "EFFECTIVE DATE"), established by and for the benefit of Silknet Software, Inc., a New Hampshire corporation (the "COMPANY").

                                    RECITALS:

         This Plan is intended to provide employees of Company, and its parent and subsidiary corporations (each, a "RELATED CORPORATION"), if any, with opportunities to purchase stock in Company pursuant to options granted under this Plan. Certain of those options may qualify as "incentive stock options" ("ISO" or "ISOS") under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "CODE"), and certain of those options may not qualify as ISOs and thereby be treated as nonqualified options ("NQO" or "NQOs"). Both ISOs and NQOs are referred to in this Plan individually as an "OPTION" and collectively as "OPTIONS".

      1.    SHARES SUBJECT TO PLAN.

      (a) The maximum aggregate number of shares (the "SHARES") of Company's common stock, no par value per share (the "STOCK"), for which Options may be granted under this Plan is Two Million Three Hundred Ninety-One Thousand Nine Hundred (2,391,900) (the "AGGREGATE NUMBER OF Shares"). The Aggregate Number of Shares is subject to adjustment pursuant to the provisions of Section 6(f).

      (b) The Board of Directors of Company (the "BOARD"), shall make such Shares available from authorized but unissued shares of Stock.

      2. ELIGIBILITY. The persons eligible to be granted Options under this Plan shall consist of such employees of Company and its Related Corporations, if any, as may be designated from time to time by the Board. Such eligible employees may include employees who are also officers, directors, or shareholders of Company or its Related Corporations, if any, and/or employees who have previously been granted one or more Options under this Plan.

      3.    ADMINISTRATION OF PLAN.

      (a) This Plan shall be supervised and administered by the Board. Without limiting the generality of the foregoing, the Board shall, subject to the provisions of this Plan, have the authority to determine:

            (i) the employees of Company or its Related Corporations, if any, to whom Options may be granted;

            (ii)  the time or times at which options may be granted;

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            (iii) the option price of the Shares subject to each Option;

            (iv)  whether each Option granted shall be an ISO or an NQO;

            (v) the time or times when each Option shall be exercisable and the manner of exercise; and

            (vi) what restrictions, if any, shall be imposed on the Shares subject to each Option and the nature of any such restrictions.

      (b) The Board shall be responsible for interpreting and construing the provisions of this Plan, and the Board may adopt, amend, and rescind such rules and regulations for the administration of this Plan as the Board may deem necessary or desirable.

      (c) No member of the Board shall vote on the grant of an Option to such member or any other decision taken by the Board with respect to any Option granted to such member; provided, that any such member may (i) be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to any Option granted to such member, and (ii) sign a consent vote signed by all of the members of the Board.

      (d) All actions taken by the Board in the administration of this Plan shall be final and binding on all interested persons. No director or officer of Company or any Related Corporation shall be liable for any action or determination made in good faith with respect to this Plan or any Option granted under this Plan.

      4. ISO PROVISIONS. To the extent that the following provisions are necessary in order to qualify an Option as an "incentive stock option" under the Code, and then only to the extent of such necessity, each Employee Stock Option Agreement (as defined in Section 5) covering an ISO granted by Company shall include the following provisions:

      (a) Each ISO must be granted within ten (10) years from the Effective
Date.

      (b) No ISO shall be exercisable after the expiration of ten (10) years from the date such ISO is granted.

      (c) The option price of each Share under each ISO shall not be less than the Fair Market Value (as defined below) of such Share at the time such ISO is granted. For purposes hereof, the "FAIR MARKET VALUE" of a Share shall, if the Stock is publicly traded, be determined as of the last business day for which the prices or quotes discussed in this sentence are available prior to the date such ISO is granted and shall mean (i) the average (on that date) of the high and low per share prices of the Stock on the principal national securities exchange on which the Stock is traded, if the Stock is then traded on a national securities exchange; or (ii) the last reported sale price per share (on that date) of the Stock on the NASDAQ National Market List, if the Stock is not then traded on a national securities exchange; or (iii) the closing per share bid

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price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Stock is not reported on the NASDAQ National Market List. However, if the Stock is not publicly traded at the time an Option is granted under this Plan, Fair Market Value shall be deemed to be the per share fair value of the Stock as determined by the Board after taking into consideration all factors which it deems appropriate (including, without limitation, any recent sale and offer prices of the Stock in private transactions negotiated at arm's length).

      (d) Notwithstanding the provisions of subsections (b) and (c) above, in the case of an ISO to be granted to an employee who, applying the rules of attribution set forth in Section 424(d) of the Code, owns shares of Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Company (or, if applicable, of the Related Corporation who employs such employee), (i) the per share option price shall not be less than one hundred ten percent (110%) of the per share Fair Market Value of the Stock at the time such ISO is granted, and (ii) the ISO shall not be exercisable after the expiration of five (5) years from the date such ISO is granted.

      (e) No ISO shall be transferable by the optionee otherwise than by will or the laws of descent and distribution, and each ISO shall be exercisable, during the optionee's lifetime, only by the optionee.

      5. EMPLOYEE STOCK OPTION AGREEMENT. The grant of each Option shall be evidenced by the execution and delivery by Company and the optionee of an option agreement ("EMPLOYEE STOCK OPTION AGREEMENT") containing such terms and conditions, subject to the provisions of this Plan, as may be determined by the Board or by one or more officers of Company designated by the Board. Without limiting the generality of the foregoing:

      (a) the provisions of the Employee Stock Option Agreements need not be the same;

      (b) the provisions of this Plan (including, without limitation, Section 4) shall not prohibit the inclusion of other restrictions or more restrictive provisions in the Employee Stock Option Agreement for any Option; and

      (c) the provisions of Section 4 shall not prohibit the inclusion of one or more of the restrictions set forth therein in the Employee Stock Option Agreement for any NQO (or, in the event that at the time of the grant of an Option intended to qualify as an "incentive stock option" under the Code any such restriction is not required by the Code, for any such option).

      6. ADJUSTMENTS. Upon the occurrence of any of the following events, an optionee's rights with respect to any Option granted to such optionee under this Plan shall, subject to the provisions of Section 7 and except as may otherwise be specifically provided in the Employee Stock Option Agreement relating to such Option, be adjusted as follows:

      (a) If the outstanding shares of Stock shall be subdivided or combined into a greater or smaller number of shares or if Company shall issue any shares of Stock as a stock dividend on

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its outstanding Stock, the number of shares of Stock deliverable upon the exercise of such Option shall be proportionately increased or decreased (as the case may be), and appropriate adjustments shall be made in the option price per share to reflect such subdivision, combination, or stock dividend. Such changes shall be made in such manner as the Board may reasonably determine to be equitable, and any such changes so made by the Board shall be final and binding upon such optionee.

      (b) In the event of a merger, consolidation, acquisition, recapitalization, or other reorganization involving Company pursuant to which securities of Company or of another corporation are issued with respect to the outstanding shares of the Stock, the optionee, upon exercising such Option, shall be entitled to receive for the option price paid upon such exercise the securities the optionee would have received if the optionee had exercised such Option immediately prior to such event.

      (c) In the event of the sale of all or substantially all of the assets of Company, the dissolution of Company, or the adoption of a plan of liquidation of Company, such option will terminate immediately prior to the consummation of the proposed action or at such other time and subject to such other conditions as shall be determined by the Board.

      (d) Except as expressly provided in this Section, no issuance by Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of the Shares subject to any Options granted under this Plan. Furthermore, no adjustments shall be made for dividends paid in cash or in property other than securities of company.

      (e) No fractional shares shall be issued under this Plan, and the optionee shall receive from Company cash in lieu of any such fractional shares.

      (f) Upon the happening of any of the events described in subsections (a) or (b) above, the Aggregate Number of Shares shall also be appropriately adjusted.

      (g) If any employee owning restricted Shares obtained by exercise of an Option granted under this Plan receives additional shares or other securities in connection with a transaction described in subsections (a) or (b) above as a result of owning such restricted Shares, then, unless otherwise determined by the Board, such additional shares or other securities shall be subject to all of the terms, conditions, and restrictions applicable to the restricted Shares with respect to which such additional shares or other securities were issued.

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      7.    ACCELERATION OF OPTION EXERCISE DATE UPON ACQUISITION

      (a) Consequences of an Acquisition.

            (i) ACQUISITION INTENDED TO BE ACCOUNTED FOR AS A POOLING-OF-INTERESTS. Upon the consummation of an Acquisition intended to be accounted for as a pooling of interests: (x) all outstanding Options shall remain the obligation of the Company or be assumed by the surviving or acquiring entity, and there shall be automatically substituted for the shares of Stock then subject to such Options the consideration payable with respect to the outstanding shares of Stock in connection with the Acquisition and (y) the vesting provisions of all Options shall become accelerated by an amount which represents twenty-five percent (25%) of the remaining unvested portion of any outstanding Options. In addition to the foregoing, on the first yearly anniversary of the consummation of the Acquisition, with respect to employees who remain employees of the Company or the surviving or acquiring entity immediately following the consummation of the Acquisition and who continuously remain as such through first anniversary of the consummation of the Acquisition, on such first anniversary date, all Options then outstanding shall become immediately exercisable in full and will terminate, to the extent unexercised, on their scheduled expiration date.. In the event that any such employee who remains an employee of the Company or the acquiring or surviving entity immediately following the consummation of the Acquisition is terminated "WITHOUT CAUSE" (as defined below) or terminates his or her own employment "FOR GOOD REASON" (as defined below) prior to the first anniversary of the consummation of the Acquisition, then the foregoing sentence shall be deemed to be immediately applicable to such employee on such termination date.

      Notwithstanding the foregoing paragraph, as to any employee, the remaining unvested portion of any Option held by such person shall become vested and exercisable in the event of an Acquisition to be treated as a pooling of interests, if the acceleration of such vesting is otherwise set forth in any employment offer letter, employment agreement, option agreement or other agreement with such person and such offer or agreement is executed at the time of, or reasonably contemporaneous with, the initial employment of the employee.

      It shall be deemed to be a constructive termination "WITHOUT CAUSE" or "FOR GOOD REASON" if: (i) the optionee's responsibilities and executive authority are reduced or diluted in any material way without the optionee's written consent; (ii) the optionee's annual salary or bonus arrangement is reduced in any material way without written consent; (iii) the optionee is relocated to another office or facility to a location outside of a radius of 25 miles from any Company facility at which the optionee was employed at the time of the Acquisition and without the optionee's written consent; (iv) there occurs a termination of optionee's rights to any benefits to which he is entitled to or a reduction in scope or value thereof without the prior written consent of the optionee; (v) there occurs an Acquisition, unless the successor to which all or a significant portion of the Company's business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Plan.

            (ii) ACQUISITION INTENDED TO BE ACCOUNTED FOR UNDER THE PURCHASE

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METHOD. Unless otherwise expressly provided in the applicable Option, upon the occurrence of an Acquisition intended to be accounted for under the purchase method, the Board or the board of directors of the surviving or acquiring entity (as used in this Section 7(a)(ii), also the "BOARD"), shall, as to outstanding Options (on the same basis or on different bases, as the Board shall specify), make appropriate provision for the continuation of such Options by the Company or the assumption of such Options by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such Options either (A) the consideration payable with respect to the outstanding shares of Stock in connection with the Acquisition, (B) shares of stock of the surviving or acquiring corporation or (C) such other securities as the Board deems appropriate, the fair market value of which (as determined by the Board in its sole discretion) shall not materially differ from the fair market value of the shares of Stock subject to such Options immediately preceding the Acquisition. In addition to or in lieu of the foregoing, with respect to outstanding Options, the Board may, upon written notice to the affected optionees, provide that one or more Options must be exercised, to the extent then exercisable or to be exercisable as a result of the Acquisition, within a specified number of days of the date of such notice, at the end of which period such Options shall terminate; or terminate one or more Options in exchange for a cash payment equal to the excess of the fair market value (as determined by the Board in its sole discretion) of the shares subject to such Options (to the extent then exercisable or to be exercisable as a result of the Acquisition) over the exercise price thereof.

      The Board or the board of directors of any entity assuming the obligations of the Company hereunder, may, as to outstanding Options, also take one or more of the following actions: (i) accelerate the date of exercise of such Options or of any installment of any such Options; or (ii) terminate all Options in exchange for the right to participate in any stock option or other employee benefit plan of any successor corporation.

      The foregoing provisions are subject in all instances to the approval of the Board and any accounting considerations for any acquisition which is intended to be treated as a "pooling of interests" transaction pursuant to the Accounting Principles Board (APB) Opinion No. 16, if any discretionary action by the Board of Directors would otherwise violate the accounting rules for treatment of the Acquisition as a "pooling of interests" under APB No. 16.

      B. ACQUISITION DEFINED. An "ACQUISITION" shall mean: (x) any merger, consolidation or purchase of outstanding capital stock of the Company after which the voting securities of the Company outstanding immediately prior thereto represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such event (other than as a result of a financing transaction); or (y) any sale of all or substantially all of the capital stock or assets of the Company (other than in a spin-off or similar transaction).

      C. POOLING-OF-INTERESTS ACCOUNTING. If the Company proposes to engage in an Acquisition intended to be accounted for as a pooling-of-interests, and in the event that the provisions of this Plan or of any Option hereunder, or any actions of the Board taken in connection with such Acquisition, are determined by the Company's or the acquiring company's

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independent public accountants to cause such Acquisition to fail to be accounted for as a pooling-of-interests, then such provisions or actions shall be amended or rescinded by the Board, without the consent of any optionee, to be consistent with pooling-of-interests accounting treatment for such Acquisition.

      D. PARACHUTE PAYMENTS AND PARACHUTE AWARDS. Notwithstanding the provisions of Section 7(a)(i), if, in connection with an Acquisition described therein, a tax under Section 4999 of the Code would be imposed on the Participant (after taking into account the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code), then the number of Options which shall become exercisable, realizable or vested as provided in such section shall be reduced (or delayed), to the minimum extent necessary, so that no such tax would be imposed on the optionee (the Options not becoming so accelerated, realizable or vested, the "PARACHUTE AWARDS"); PROVIDED, HOWEVER, that if the "AGGREGATE PRESENT VALUE" of the Parachute Options would exceed the tax that, but for this sentence, would be imposed on the optionee under Section 4999 of the Code in connection with the Acquisition, then the Options shall become immediately exercisable, realizable and vested without regard to the provisions of this sentence. For purposes of the preceding sentence, the "AGGREGATE PRESENT VALUE" of an Option shall be calculated on an after-tax basis (other than taxes imposed by Section 4999 of the Code) and shall be based on economic principles rather than the principles set forth under Section 280G of the Code and the regulations promulgated thereunder. All determinations required to be made under this
Section 7(d) shall be made by the Company.

      E. AMENDMENT OF AWARDS. The Board may amend, modify or terminate any outstanding Option including, but not limited to, substituting therefor another Option of the same or a different type, changing the date of exercise or realization, and converting an ISO to a NQO, PROVIDED THAT, except as otherwise provided in Section 7(c), the optionee's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the optionee.

      F. CONDITIONS ON DELIVERY OF STOCK. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Option have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the optionee has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

      G. ACCELERATION. The Board may at any time provide that any Options shall become immediately exercisable in full or in part, or otherwise realizable in full or in part, as the case may be, despite the fact that the foregoing actions may (i) cause the application of Sections 280G and 4999 of the Code if a change in control of the Company occurs, or (ii) disqualify all or part of the Option as an ISO.

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      8.    EMPLOYMENT STATUS. Nothing in this Plan shall be deemed to confer upon any optionee any right with respect to employment or continued employment by Company or any Related Corporation for any period of time. Neither the grant of any Option or the exercise thereof shall interfere in any way with the right of Company or any Related Corporation at any time to terminate the employment of any optionee.

      9. EXPIRATION OR TERMINATION OF OPTIONS. If any Option granted under this Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, then the unpurchased Shares subject to such Option shall again be available for grants of Options under this Plan.

      10. AMENDMENT, SUSPENSION, TERMINATION, OR WAIVER. The Board may at any time amend, suspend, or terminate this Plan or waive the benefit of any of the rights afforded to Company under any Option granted pursuant to this Plan; provided, that the Board may not increase the Aggregate Number of Shares unless such increase is approved by the shareholders of Company within twelve (12) months after the Board adopts a resolution authorizing such increase.

      11. CONVERSION OF ISOS. The Board, in its sole discretion following receipt of a written request by any optionee, may take such actions as may be necessary to convert any outstanding ISO (or any remaining installment or other portion thereof) previously granted to such optionee into an NQO at any time prior to the expiration of such ISO, regardless of whether the optionee is an employee of Company or a Related Corporation at the time of such conversion. Such actions may include, but not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments) of such Option. At the time of such conversion, the Board may impose such conditions on the exercise of any resulting NQO as the Board in its discretion may determine, so long as such conditions are not inconsistent with this Plan. Nothing in this Plan shall be deemed to give any optionee the right to have such optionee's ISOs converted into NQOs, and no such conversion shall occur unless and until the Board takes appropriate action.

     12. APPLICATION OF FUNDS. The proceeds received by Company from the sale of Shares pursuant to Options granted under this Plan shall be used for Company's general corporate purposes.

     13. GOVERNMENTAL REGULATION. Company's obligation to sell and deliver Shares under this Plan or under any Employee Stock Option Agreement is subject to Company obtaining all required approvals of all governmental authorities having jurisdiction over the authorization, issuance, or sale of such Shares.

     14. GOVERNING LAW. This Plan, and all Employee Stock Option Agreements executed and delivered pursuant hereto, shall be governed by and construed in accordance with the laws of the State of New Hampshire.


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     15.    DURATION OF PLAN. This Plan shall terminate at the expiration of ten(10) years from the Effective Date unless this Plan is sooner terminated by the Board. Any Option outstanding under this Plan at the time of the termination or suspension of this Plan shall remain in effect until such Option shall have been exercised or shall have expired in accordance with the terms and conditions of the Employee Stock Option Agreement relating to such Option.

                                   * * * *

                             Register of Amendments

DATE                   SECTION AFFECTED         CHANGE

April 1, 1999                1                  Revised par value and shares
                                                authorized to be issued under
                                                the Plan

April 13, 1999               7                  Deleted in its entirety and
                                                replaced

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